AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”), is entered into on this the 9th day of August, 2011 by and between PROTECTIVE LIFE INSURANCE COMPANY, a Tennessee life insurance corporation with its home office in Tennessee located at 1620 Westgate Circle, Suite 200, Brentwood, Tennessee 37027-8035 (hereinafter sometimes referred to as “Protective Life” or the “Surviving Corporation”), and UNITED INVESTORS LIFE INSURANCE COMPANY, a Nebraska corporation with its statutory office  located at 10306 Regency Parkway Drive, Omaha, Nebraska 68114-3743, (hereinafter sometimes referred to as “United Investors”) (said corporations being hereinafter sometimes collectively referred to as the “Constituent Corporations”).

RECITALS

1.           United Investors is a corporation duly organized, existing and in good standing under the laws of the State of Nebraska, having been originally incorporated on June 23, 1981, and has on the date hereof authorized capital of 500,000 shares of common stock at $6 par value per share, of which 500,000 shares are issued and outstanding, all of which shares are owned legally and beneficially by Protective Life Insurance Company.

2.           Protective Life is a corporation duly organized, existing and in good standing under the laws of the State of Tennessee, having been originally incorporated on July 24, 1907, and has on the date hereof authorized capital of 5,000,000 shares of common stock at $1 par value per share, of which 5,000,000 shares are issued and outstanding, all of which shares are owned legally and beneficially by Protective Life Corporation (hereinafter referred to as “PLC”).

3.           The Board of Directors of each of the Constituent Corporations deem it advisable and in the best interest of said corporations that United Investors be merged into Protective Life, with Protective Life being the Surviving Corporation, as provided herein, and has approved this Agreement and the transaction contemplated hereunder.

In consideration of the premises and the mutual agreements herein contained, the parties hereto, in accordance with the applicable provisions of the laws of the State of Tennessee, do hereby agree as follows:

1.           Merger.    United Investors shall be merged with and into Protective Life pursuant to the laws of the State of Tennessee and the provisions of Sections 332 and 337 of the Internal Revenue Code of 1986, as amended, or any other applicable law. On and after the effective date of this contemplated merger:

(a)           Protective Life shall be the Surviving Corporation and shall continue to exist as a domestic stock life insurance company under the laws of the State of Tennessee.  As the Surviving Corporation, Protective Life shall possess all rights, privileges, powers, franchises, and immunities of a public, as well as, of a private nature and be subject to all the liabilities and duties of each of the Constituent Corporations so merged, and all, and singular, of the rights, privileges, powers, franchises, and immunities of each of the Constituent Corporations and all property, real, personal, and mixed, and all debts owing on whatever account and all other things in action of or belonging to each of the Constituent Corporations shall be transferred to and vested in the Surviving Corporation without further act or deed.  All property, rights, privileges, powers, franchises, and immunities, and all, and every other interest shall be thereafter the property of the Surviving Corporation as effectually as they were of each of the respective Constituent Corporations.  In particular, without limiting the foregoing, each separate account duly established by each of the Constituent Corporations prior to the effective date of the contemplated merger shall, on and after the effective date of the contemplated merger, be a duly established separate account of the Surviving Corporation as though it had been originally established by the Surviving Corporation.  However, all rights of creditors and all liens upon the property of any of the Constituent Corporations shall be preserved unimpaired, limited in lien to the property affected by the lien at the time of the merger.  All debts, liabilities, and duties of the respective Constituent Corporations shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if the debts, liabilities, and duties had been incurred or contracted by it.

(b)           United Investors, as a Constituent Corporation, pursuant to the Nebraska Revised Statutes, shall cease to exist, and its property and obligations shall become the property and obligations of Protective Life as the Surviving Corporation.

2.           Name and State of Domicile of Surviving Corporation.  Upon the effectiveness of the merger, the name of the Surviving Corporation shall remain Protective Life Insurance Company and the state of domicile shall remain the State of Tennessee.

3.           Charter; By-Laws.  The 2011 Amended and Restated Charter (“Charter”) of Protective Life and the 2011 Amended and Restated By-Laws (“By-Laws”) of Protective Life shall continue as the Charter and By-Laws of the Surviving Corporation.

4.           Directors.  The members of the Board of Directors of Protective Life shall be the members of the Board of Directors of the Surviving Corporation, until their successors are duly elected and qualified under the By-Laws of the Surviving Corporation.

5.           Shares of Survivor.  Each share of the common stock of Protective Life issued and outstanding on the effective date of the merger shall thereupon, without further action, be one share of the common stock of the Surviving Corporation, without the issuance or exchange of new shares or share certificates, and no additional shares of the Surviving Corporation shall be issued in connection with the merger contemplated hereby.

6.           Cancellation of United Investor’s Shares.  All authorized and outstanding shares of the common stock of United Investors, such shares being owned in their entirety by Protective Life, and all rights in respect thereof, shall be cancelled forthwith on the effective date of the merger, and the certificates representing such shares shall be surrendered and cancelled, and no shares of the Surviving Corporation shall be issued in lieu thereof.

7.           Approvals.  This Agreement shall be submitted for adoption or approval to (i) the Insurance Commissioner for the State of Tennessee and the Director of Insurance for the State of Nebraska, (ii) the insurance regulatory authorities of any other states which may require such submission, and (iii) to the sole shareholder of each of Protective Life and United Investors following receipt of regulatory approvals, as required pursuant to Tennessee Code Annotated § 56-10-105.  If and when all such required adoptions and approvals are obtained, the officers of each of the Constituent Corporations shall, and are hereby authorized and directed to, perform all such further acts, and execute and deliver to the proper authorities for filing all documents, as may be necessary or proper to render effective the merger contemplated by this Agreement.

8.           Abandonment of Agreement.   Notwithstanding any of the provisions of this Agreement, the Board of Directors of Protective Life or United Investors, at any time before or after approval by shareholders of either or both corporation, and prior to the effective date of the merger herein contemplated, and for any reason they may deem sufficient and proper, shall have the power and authority to abandon and refrain from making effective the contemplated merger as set forth herein; in which case this Agreement shall thereby be cancelled and become null and void.

9.           Effective Date and Time.   The effective date and time for the merger contemplated herein shall be at the close of business on the date on which all filings and approvals required in the State of Tennessee to effect the proposed merger have been completed or received, or at 12:01 a.m. on July 1, 2012, whichever date is later.

10.         Governing Law.   This Agreement shall be governed by the applicable laws of the State of Tennessee, and once approved by the applicable state insurance regulators, construed and enforced in accordance with the laws of the State of Tennessee.

IN WITNESS WHEREOF, the Constituent Corporations have caused this Agreement to be executed in their corporate names by their respective officers this _____ day of ______________, 2011.

PROTECTIVE LIFE INSURANCE COMPANY
(SEAL)

By:  _________________________________
Richard J. Bielen
Vice Chairman and Chief Financial Officer

ATTEST:

________________________________________
Charles D. Evers, Jr., Assistant Secretary

UNITED INVESTORS LIFE INSURANCE COMPANY

(SEAL)

By:  ___________________________________
Carolyn Johnson
President

ATTEST:

_______________________________________
A. Craig Phillips, Assistant Secretary

ACKNOWLEDGMENT

STATE OF ALABAMA

COUNTY OF JEFFERSON

I, the undersigned, a Notary Public, within and for the county and state aforesaid, do hereby certify that on this _____ day of _____________, 2011, personally appeared before me Richard J. Bielen and Charles D. Evers, Jr., who, being by me first duly sworn, declared that they are the Vice Chairman and Chief Financial Officer and Assistant Secretary, respectively, of Protective Life Insurance Company, that they signed the foregoing document as Vice Chairman and Chief Financial Officer and Assistant Secretary, respectively, of said Company, and that the statements therein contained are true.

Notary Public

My Commission Expires:

______________________

ACKNOWLEDGMENT

STATE OF ALABAMA

COUNTY OF ______________

I, the undersigned, a Notary Public, within and for the county and state aforesaid, do hereby certify that on this _____ day of _____________, 2011, personally appeared before me Carolyn Johnson and A. Craig Phillips, who, being by me first duly sworn, declared that they are the President and Assistant Secretary, respectively, of United Investors Life Insurance Company, that they signed the foregoing document as President and Assistant Secretary, respectively, of said Company, and that the statements therein contained are true.

Notary Public

My Commission Expires:

______________________

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